Exhibit 10.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ATRICURE-STELLARTECH MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (this “Agreement”) is entered as of the first day of June 1, 2005 (the “Effective Date”) by and between AtriCure, Inc., a Delaware corporation, with a place of business at West Chester, Ohio and Stellartech Research Corporation, a California corporation, with its principal place of business at 1346 Bordeaux Dr., Sunnyvale, California 94089 (“Stellartech”).

RECITALS

A.	AtriCure, Inc. is a developer and manufacturer of medical products and devices; in particular, electrosurgical devices used in general and thoracic surgery.

B.	Stellartech is a contract developer and manufacturer of medical products, systems, and catheters and surgical tools; in particular, electronic hardware and software systems for interfacing with medical catheters, and catheters and surgical tools.

C.	This Agreement describes the terms and conditions under which Stellartech shall manufacture such electronic hardware and software systems, and catheters and surgical tools, for AtriCure, Inc.

NOW, THEREFORE, in consideration of the mutual promises provided herein, the parties agree to the following.

1.	DEFINITIONS. In addition to the other capitalized terms used throughout this Agreement, the following terms shall have these meanings ascribed to them:

1.1. “Acceptance Criteria” shall have the meaning set forth in Section 6.2.

1.2. “Confidential Information” shall mean any and all information, data, know-how, whether written, oral or computer readable, technical or non-technical, including without limitation, financial information, software, models, designs, devices, methods, and drawings or diagrams; provided that such information is labeled “Confidential” or “Proprietary” or words of similar import, or if provided orally, such information is disclosed as confidential at the time of disclosure.

1.3. “FDA” shall mean the U.S. Food and Drug Administration.

1.4. “Product” shall mean electronic hardware and software systems, as developed by Stellartech for AtriCure, Inc. under the Development Agreement dated September 15, 2001, including any derivative improvements or modifications that Stellartech may make thereto under this Agreement, and as manufactured by Stellartech in accordance with the Specifications hereunder.

1.5. “Intellectual Property” shall mean patents, copyrights, trade secrets, trade marks, trade names, applications or registrations for any of the foregoing and any other form of intellectual property as may be recognized in any jurisdiction in the world.

1.6. “Manufacturing License” shall mean the exclusive, nontransferable (except as provided in Section 13.8 below), worldwide, royalty-free license to use the Stellartech Technology (as defined in the Development Agreement) solely in connection with the use, sale and distribution of products manufactured by AtriCure, Inc., or manufactured for AtriCure, Inc. by Stellartech, as provided for in Section 3.1 below, for use in the field of Cardiac Arrhythmia Treatment. AtriCure, Inc. shall not otherwise be entitled to use, license or commercially exploit the Stellartech Technology without Stellartech’s prior written consent, which may be withheld at Stellartech’s sole discretion.

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1.7. “Parts” shall mean any component incorporated in or on, or constructed to work in conjunction with, a Product.

1.8. “Regulatory Body” shall mean the governing or controlling entity which regulates and/or approves the manufacture, sale, or use of Products in a given country, including for example the FDA in the United States.

1.9. “Second Source” shall mean AtriCure, Inc. or any third party other than Stellartech who manufactures and/or supplies Products to or for AtriCure, Inc.

1.10. “Specifications” shall mean the Product specifications developed by the parties under the Development Agreement and/or as may be modified by mutual agreement of the parties.

1.11. “Quality Systems Audit” shall mean a formal audit, performed by AtriCure, Inc.’s Supplier Quality Management department, of Stellartech’s quality systems for determining compliance with FDA and ISO regulations, and compliance with the requirements of an approved supplier.

2.	PRODUCT DEVELOPMENT.

2.1. Development Conditions. The rights and obligations related to Stellartech’s manufacture and supply of Products under this Agreement are contingent upon the expiration or termination of the Development Agreement, subject to certain rights to terminate this Agreement under Section 11 below.

2.2. New Developments by Stellartech. During the term of this Agreement, Stellartech shall:

(a) Awareness of New Developments. Keep AtriCure, Inc. apprised of new developments in Stellartech products or technologies which Stellartech believes have potential application to the Products or Parts and which are not confidential to or subject to exclusive rights of any third party or parties, wherein Stellartech’s disclosures of such new developments shall be subject to the confidentiality provisions of Section 8; and

(b) Availability of New Developments to AtriCure, Inc, Make available such new developments for incorporation into the Products, subject to written agreement between AtriCure, Inc. and Stellartech as to such incorporation into the Products, and to commercially appropriate adjustments, if any, in the purchase price for the Products to AtriCure, Inc. as the parties may agree in writing.

3.	MANUFACTURE AND SUPPLY OF PRODUCTS BY STELLARTECH.

3.1. Manufacture and Supply of Products by Stellartech. Subject to the terms and conditions hereof, Stellartech shall manufacture and supply Products to AtriCure, Inc. AtriCure, Inc. shall satisfy the following apportioned share of its requirements from Stellartech: (i) all of the first four hundred (400) Products required by AtriCure, Inc. subsequent to the manufacture of all Products under the Development Agreement; and (ii) no less than 75% of AtriCure, Inc.’s additional requirements for Products after completion of the first four hundred (400) Products, since January 2004, for the period of time up to and including twenty four (24) months after delivery of the 400 units (“Stellartech 75% Period”). AtriCure, Inc. may manufacture or have manufactured, by Stellartech or otherwise, any and all Products beyond those allocated exclusively for Stellartech to manufacture under this Section, in any manner, and at AtriCure, Inc.’s sole discretion. Notwithstanding AtriCure, Inc.’s requirements allocation to Stellartech as provided for herein, nothing in this Section 3.1 shall be construed as requiring AtriCure, Inc. to have any Products manufactured or supplied, by Stellartech or otherwise. AtriCure, Inc. may buy out Stellartech’s right to manufacture Products at any time during the Stellartech 75% Period, after taking delivery of the first four hundred (400) Products, by paying Stellartech either [*]% of the gross margin Stellartech would have received if it had manufactured the Products during the Stellartech 75% Period, or $[*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.2. Repair and Replacement. (See Section 9.3 for Product Warranty) During the term hereof, and as may be reasonably required from time to time by AtriCure, Inc., its customers, agents, or transferee of AtriCure, Inc.’s rights hereunder, Stellartech shall perform any and all reasonable repairs to, or where necessary shall replace, any returned Products (including without limitation relevant Parts) that had been previously manufactured by Stellartech for or on behalf of AtriCure, Inc. Unless a returned Product falls under the product warranty provisions provided under Section 9, such repair and replacement by Stellartech shall be at AtriCure, Inc.’s expense according to rates for labor and materials not to exceed the rates charged by Stellartech for the labor and materials in the manufacture of such Products, per Exhibit A. The minimum charge for such repair and replacement shall be $[*]. At AtriCure, Inc.’s request, Stellartech shall furnish vendor and part number information for commercially available Parts. Responsibility for receiving and processing any complaints from AtriCure, Inc. customers or other end-users regarding the performance or use of any returned Products shall be as provided in Section 3.4 below. Stellartech will make a diligent effort to determine the root cause of failures found in units returned for repair and will provide a root cause report.

3.3. Manufacturing Standards. All Products ordered by AtriCure, Inc. hereunder from Stellartech shall be manufactured by Stellartech or by such regulatory-qualified subcontractor(s) as may be appointed by Stellartech. Such manufacture shall be conducted according to mutually agreed-upon standards and under applicable Regulatory Body standards, guidelines, or requirements, including without limitation applicable regulations of the FDA and of all other applicable U.S. agencies governing manufacturing of the Products for such sale within or export from the United States, in addition to any applicable CE regulations.

3.4. Regulatory Approval/Compliance. Stellartech shall diligently assist AtriCure, Inc. in obtaining and maintaining, to the extent required by law as to Products and Parts manufactured or sold under this Agreement, all regulatory approvals and/or market clearances as may be required by any Regulatory Body for the manufacture, sale, and use of Products and relevant Parts, including without limitation obtaining and maintaining compliance with related FDA and CE mark approvals. AtriCure, Inc. shall pay Stellartech for such regulatory assistance in accordance with standard “time and materials” rates as provided in EXHIBIT A. Stellartech shall maintain its facilities and operation for manufacturing Products and related Parts in full compliance with applicable regulatory standards (minimum US FDA QSR and ISO 13485 or 13488) as required by any such Regulatory Body. AtriCure, Inc. shall be responsible for receiving and processing any complaints from AtriCure, Inc. customers or other end-users regarding the performance or use of any Products. The parties shall as promptly as possible inform each other in writing with respect to, and shall furnish the other with a copy of, all such approvals, clearances, or other regulatory compliance information related to the manufacture and sale of Products and Parts. AtriCure, Inc. shall, to the extent lawfully permitted, supply promptly to Stellartech all AtriCure, Inc. information in AtriCure, Inc.’s possession, within a reasonable time after such information is requested by Stellartech in writing, as is necessary to enable Stellartech to perform its obligations hereunder including with respect to regulatory compliance.

3.5. AtriCure, Inc. Inspection/Audit of Stellartech Facilities/Operation; Right to Cure. AtriCure, Inc. shall have the right, but not the duty, to inspect any and all Stellartech facilities and/or operations manufacturing Products or related Parts, upon reasonable written notice provided to Stellartech. To the extent relevant to this Agreement, Stellartech shall make available any and all of its facilities, operations, and documents or other relevant information, in addition to at least one designated employee, contractor, or agent of Stellartech in order to assist AtriCure, Inc. in any such inspection. In the event that AtriCure, Inc. determines that Stellartech’s facilities or manufacturing operations do not comply with the terms of this Agreement, including but not limited to failing to comply with any applicable regulatory standard of a Regulatory Body, then AtriCure, Inc. shall promptly notify Stellartech as to the nature of such finding, including without limitation any specific defects discovered, and Stellartech shall have: fifteen (15) days to respond to such notice to AtriCure, Inc.; and thirty (30) days to cure any actual defect(s) and to provide a writing to AtriCure, Inc. identifying the steps taken to cure the defect(s) and attesting to Stellartech’s substantial compliance with this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.6. Product Marking/Trademark License. Products and Parts manufactured by Stellartech for AtriCure, Inc. under this Agreement shall be marked according to marking specifications provided by AtriCure, Inc. to Stellartech, which marking specifications shall be established at AtriCure, Inc.’s sole discretion; provided, however, that AtriCure, Inc. shall not unreasonably deny any Stellartech request to provide with or on any Product any mark identifying Stellartech or otherwise, such as for example, but not limited, to providing adequate warnings on or with Products, as is necessary to prevent Stellartech from incurring any liability arising from the manufacture, sale, or use of Products. AtriCure, Inc. grants to Stellartech a nonexclusive, royalty-free, non-transferable worldwide license during the term of this Agreement, revocable for the failure of Stellartech to perform its obligations under this Agreement, to use AtriCure, Inc.’s trademarks, which are to be described and provided by AtriCure, Inc. to Stellartech during the course of performing under this Agreement, which trademarks are to be used in accordance with usage guidelines as AtriCure, Inc. may provide from time to time and to the extent necessary for Stellartech to perform it’s obligations hereunder. Stellartech may apply AtriCure, Inc.’s trademarks only to Products and Parts, instruction manuals for Products and Parts, cartons for Products and Parts and other relevant documents and packaging provided by Stellartech to AtriCure, Inc., or to any third party designated by AtriCure, Inc. in its sole discretion, under the terms hereof or as may be otherwise authorized in writing by AtriCure, Inc. from time to time. AtriCure, Inc. may, at AtriCure, Inc.’s election, market the Products and/or Parts, as incorporated in AtriCure, Inc. products, or on a stand-alone basis, under AtriCure, Inc.’s own name and trademarks.

3.7. AtriCure, Inc.’s Manufacturing Rights. In addition to other rights hereunder this Agreement and the Development Agreement, and subject to AtriCure, Inc. first satisfying the requirements of Section 3.1 of this Agreement, Stellartech acknowledges and agrees that AtriCure, Inc. may manufacture, have manufactured and/or sublicense the manufacture of Products, and Stellartech shall not hinder, nor otherwise interfere with, AtriCure, Inc.’s rights with regards thereto. Stellartech shall use commercially reasonable efforts to effect any technology or information transfer associated with the Manufacturing License to AtriCure, Inc. (and/or its designees and sublicensees) as may be necessary in order for AtriCure, Inc. to fully exploit such Manufacturing License. AtriCure, Inc. shall pay Stellartech for such assistance in accordance with standard “time and materials” rates as provided in Exhibit A.

3.8. No Other License Rights. Other than the specific license rights granted herein and under the Development Agreement by the parties to each other, neither party shall have any express or implied license or other rights to any confidential or proprietary rights of the other. Other than those rights which are explicitly granted in this Agreement, this Agreement grants neither party any rights to use the other party’s trademarks, trade names or service marks. Neither party shall, nor shall attempt to, acquire the other’s names, marks, logos, symbols, or the like, or any that are confusingly similar thereto.

4.	ORDER AND ACCEPTANCE.

4.1. AtriCure, Inc. Forecast. To facilitate Stellartech’s production scheduling, AtriCure, Inc. shall provide Stellartech with a quarterly rolling forecast of AtriCure, Inc’s. anticipated quarterly requirements of Products for the following twelve (12) month period commencing on the date of such forecast. This forecast shall be for Stellartech’s planning purposes only. It is understood that AtriCure, Inc. shall use reasonable efforts to make each forecast as accurate as possible.

4.2. Form of Purchase Orders. AtriCure, Inc. will submit written purchase orders for Products or spare parts to Stellartech with a lead time of at least ninety (90) days prior to the specified delivery date with respect to Products or Parts ordered therein, and Stellartech shall use best efforts to deliver any such Products or Parts in accordance with the terms of the corresponding purchase order. All orders for Products and Parts submitted by AtriCure, Inc. to Stellartech during the term hereof shall be subject to the terms and conditions of this Agreement, except as otherwise agreed to in a writing signed by both parties. In the event of a conflict between the terms of any AtriCure, Inc. purchase order or Stellartech acknowledgment and the terms of this Agreement, the terms of this Agreement shall control.

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4.3. Acceptance or Rejection of Orders By Stellartech. No purchase order placed by AtriCure, Inc. shall be binding upon Stellartech until accepted by Stellartech in writing, which may be by facsimile, and Stellartech shall have no liability to AtriCure, Inc. with respect to purchase orders, or portions thereof, that are not so accepted. Stellartech shall notify AtriCure, Inc. promptly of the acceptance or rejection by Stellartech of a AtriCure, Inc. purchase order, or portion thereof, and of the agreed assigned delivery date for accepted orders. Stellartech shall be deemed to have accepted a AtriCure, Inc. purchase order, or any portion thereof, to which Stellartech has not objected to AtriCure, Inc. in writing: (i) no later than fifteen (15) business days after the date of such AtriCure, Inc. purchase order, if sent first by AtriCure, Inc. by facsimile; or (ii) no later than twenty (20) business days after the date of such AtriCure, Inc. purchase order, if such purchase order is first sent by AtriCure, Inc. by airmail or courier.

4.4. Delivery Dates; Partial Shipments. Stellartech shall use best efforts to deliver Products and Parts on the dates specified in its written acceptance of AtriCure, Inc.’s purchase orders. Partial shipments shall be allowed only to the extent agreed in writing by AtriCure, Inc. before such partial shipment is shipped.

4.5. Assurances; Substitute Performance.

(a) Assurance of Performance. In the event that AtriCure, Inc. reasonably believes that Stellartech will not perform any obligation under this Agreement, including but not limited to its obligation to deliver compliant Products or Parts in accordance with any purchase order, AtriCure, Inc. shall have the right to demand reasonable assurances that Stellartech is ready, willing, and able to perform such obligation, including but not limited to delivering such compliant Products or Parts on the delivery date provided for under the respective purchase order (“Assurance of Performance”).

(b) Substitute Performance; Second Source. In the event that Stellartech fails to provide adequate Assurance of Performance under Section 4.5(a), then AtriCure, Inc. shall have the right, but not the obligation, to use a Second Source in order to perform Stellartech’s obligations as to such purchase order (“Substitute Performance”), in addition to performing any other Stellartech obligation under this Agreement as determined by AtriCure, Inc. in its sole discretion. Stellartech shall cooperate with AtriCure, Inc. in identifying, training, or transferring any information, documents, materials, products, processes or methods, or manufacturing and test equipment (to the extent specifically developed under this Agreement or under the Development Agreement) as may be necessary in order to enable such Second Source to provide the Substitute Performance of Stellartech’s relevant obligations; provided, however, that such Second Source shall be obligated to protect Stellartech’s Confidential Information in a manner consistent with this Agreement. AtriCure, Inc. shall pay Stellartech for such Second Source assistance in accordance with standard “time and materials” rates as provided in Exhibit A.

(c) Other Second Source Rights; Stellartech Assistance. Upon request from AtriCure, Inc. at any time during this Agreement, and at AtriCure, Inc.’s expense according to rates provided in Exhibit A, Stellartech shall assist AtriCure, Inc. in establishing, training, and maintaining a Second Source for the purpose of manufacturing and/or supplying Products required by AtriCure, Inc. over and above Stellartech’s rights and obligations to manufacture and supply Products to AtriCure, Inc. as provided hereunder. In addition to other material terms, it is contemplated that such Second Source Rights and related Stellartech obligations as provided hereunder this Section 4.5 are material terms to this Agreement.

5.	PRICING AND PAYMENT.

5.1. General Pricing Conditions. The price for Products manufactured and supplied by Stellartech under this Agreement shall be in accordance with Exhibit A, attached hereto, and incorporated herewith. All Product and Part pricing shall be in United States dollars unless the parties otherwise agree in writing. The price for Parts shall be reasonable as agreed in good faith negotiation between the parties. Any other charges to AtriCure, Inc. which are to be determined on a time-and-materials basis shall be in accordance with Exhibit A.

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5.2. Taxes. The purchase price for Products and Parts from Stellartech shall include without limitation any taxes or duties that may be applicable to the Products. Where Stellartech has the legal obligation to collect such taxes, the appropriate amount shall be clearly identified in Stellartech’s invoice to AtriCure, Inc. and shall be paid by AtriCure, Inc. unless AtriCure, Inc. provides Stellartech with a valid tax exemption certificate authorized by the appropriate taxing authority. Stellartech shall be solely liable for the proper and accurate accounting and payments on any such taxes or duties to any third party, governmental agency or other controlling body.

5.3. Payment. Except as the parties may otherwise specifically agree in writing, Stellartech shall issue an invoice, or multiple invoices where appropriate such as for multiple serial orders of Products from AtriCure, Inc., and AtriCure, Inc. shall pay Stellartech pursuant to such invoice for Products and/or Parts delivered to AtriCure, Inc. or its designated customer and accepted as specified hereunder, subject to the terms and conditions of this Agreement.

5.4. Service Charges. Any invoiced amount not received by Stellartech within thirty (30) days after its due date thereafter shall be subject, until paid, to a service charge of the lesser of one percent (1%) per month or the maximum permissible rate under applicable law.

5.5. Financial Records and Audit Rights. Stellartech shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each invoice. AtriCure, Inc. shall have the right to inspect all such records or to hire an independent certified public accountant to inspect all such records (which accountant shall be reasonably acceptable to Stellartech and shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); provided that such audit: (i) is conducted during normal business hours; (ii) is conducted no more often than semi-annually; and (iii) is conducted only after AtriCure, Inc. has given Stellartech ten (10) days prior written notice. AtriCure, Inc. shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) of the overage in favor of Stellartech is discovered, in which event Stellartech shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon, at the rate described in Section 5.4) shall be immediately due and payable or reimbursable, as the case may be. Stellartech shall provide itemized cost breakdowns, such as copies of materials invoices, to AtriCure as requested by AtriCure.

6.	DELIVERY; INSTALLATION, INSPECTION AND ACCEPTANCE; TRAINING.

6.1. Shipping. All Products and Parts delivered by Stellartech pursuant to the terms of this Agreement shall be:

(a) Acceptance Criteria. Products and Parts which have passed the Acceptance Criteria;

(b) Packaging. Suitably packed for freight shipment, or other appropriate common carrier as may be communicated by AtriCure, Inc. in writing to Stellartech reasonably in advance of Stellartech’s planned shipment date, in Stellartech’s standard shipping cartons for such items, or in custom packaging as may be agreed to between the parties, which in either case shall meet all packaging validation requirements worldwide for shipment of Products and Parts as communicated by AtriCure, Inc. to Stellartech in writing reasonably in advance of Stellartech’s planned shipment date;

(c) Marking. Marked for shipment to AtriCure, Inc.’s address set forth above, or to the address of such customer or other third party as AtriCure, Inc. may designate; and

(d) Delivery. FOB shipping point; wherein risk of loss and title are transferred from Stellartech to the purchasing party upon shipment from Stellartech. All freight, insurance, and other shipping expenses shall be paid by Stellartech and invoiced to AtriCure, Inc..

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6.2. Inspection and Acceptance. Products and Parts shall be delivered to AtriCure, Inc., or to the respective AtriCure, Inc. customer or other third party, pursuant to, and along with a written copy of, commercially reasonable receiving and inspection protocols and acceptance criteria (collectively, the “Acceptance Criteria”), including without limitation EN/ISO 13485 and Medical Device Directives or “MDD”, and installation procedures, as shall be agreed upon in writing by AtriCure, Inc. and Stellartech. Such written Acceptance Criteria shall provide, at a minimum, that:

(a) Products and Parts conform to the Specifications; and

(b) Unless otherwise specified by AtriCure, Inc. and agreed to by Stellartech, inspection and acceptance testing under the Acceptance Criteria shall be performed at Stellartech’s facilities, by an individual or individuals who have received the inspection protocols for the Acceptance Criteria and are properly trained with respect thereto; and

(c) Which of AtriCure, Inc., Stellartech and/or third party personnel shall perform such inspection and testing; and

(d) Stellartech shall notify AtriCure, Inc., as soon as commercially possible, after a given Product or Part has met such Acceptance Criteria.

(e) AtriCure, Inc. may inspect Product upon receipt at AtriCure, Inc.’s facilities according to AtriCure, Inc.’s quality system acceptance criteria.

The installation procedures and Acceptance Criteria shall contain Stellartech’s standard inspection testing procedures for such Product or Part, subject to such lawful modifications thereto as AtriCure, Inc. may reasonably and in good faith request of Stellartech in writing. No Acceptance Criteria shall be established that call for conformance to requirements that are more stringent than the Specifications established for the Product.

6.3. Training. Stellartech shall provide, at AtriCure, Inc.’s expense (charged at rates for labor and materials not to exceed the corresponding rates provided for the manufacture of Products per Exhibit A): (i) at AtriCure, Inc.’s premises, at reasonable periodic intervals, training as to proper installation, use, service and repair of the Products and Parts; and (ii) at Stellartech’s premises, at the specific request of AtriCure, Inc., full access to all processes and methods, manufacture and test equipment, and any related information in relation Stellartech’s manufacture and supply of Products and Parts. The frequency, format and content of the training shall be determined by the parties in consultation with each other. Such training with respect to the manufacturing processes shall be designed to enable AtriCure, Inc. to be able to use and to instruct its subcontractor and sublicensee manufacturers to manufacture Products. AtriCure, Inc. shall pay its own costs of its personnel for travel, food, and lodging during such training at Stellartech’s premises.

7.	POST DEVELOPMENT PRODUCT CHANGES.

7.1. Requested Modifications. After the Development Program, AtriCure, Inc. may request or Stellartech may suggest changes in the design or operation of the Products relating to improvements, or the reliability or serviceability thereof. The parties shall promptly discuss such modifications in good faith and Stellartech shall make any modifications requested or approved by AtriCure, Inc., provided AtriCure, Inc. agrees to pay the reasonable costs of implementing such changes (including possible scrapping or reworking of existing Products and Parts) in accordance with standard “time and materials” rates as provided in Exhibit A. It is understood that such modifications may alter the Product prices hereunder as agreed to by the parties.

7.2. Mandatory Modifications. In the event any changes must be made in the Products (including any such changes required to comply with official requirements such as governmental regulations or industrial standards), Stellartech shall make any such changes thereto. Any such changes, other than those due to Stellartech’s negligence, shall be paid for by AtriCure, Inc. in accordance with standard “time and materials” rates as provided

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in Exhibit A. It is understood that this may result in schedule changes, non-recurring expenses or Product price adjustments, which will be negotiated by the parties in good faith at such time. With respect to Products changed to comply with such requirements that have been ordered but not yet delivered, an appropriate adjustment of the delivery date shall be agreed by the parties.

7.3. Validation Units. In the event any change effecting form, fit, function, safety, reliability, or performance of the Product is made at AtriCure, Inc.’s request, AtriCure, Inc. shall pay Stellartech in accordance with standard “time and materials” rates as provided in Exhibit A for effecting such change(s) and Stellartech shall ship to AtriCure, Inc. one or more validation units incorporating such changes. Within 30 days after receipt of such validation unit(s), AtriCure, Inc. shall notify Stellartech of whether it approves or disapproves of the proposed changes. Stellartech shall not implement any proposed change(s) in any additional Products until the end of such 30 day period, or until AtriCure, Inc. provides notice of its approval of such change(s), whichever occurs earlier.

8.	CONFIDENTIALITY.

8.1. Duty. Each party may give the other party (hereinafter, respectively “Disclosing Party” and “Receiving Party”) access to its Confidential Information. The parties, on behalf of itself and its employees, agree that any Confidential Information disclosed by Disclosing Party shall be disclosed on the following terms:

(a) Confidential Information disclosed by Disclosing Party to Receiving Party hereunder shall be received and held in strict confidence until the later of (i) a period of three (3) years from the date of the expiration or termination of this Agreement; or (ii) for a period of three (3) years from the date of disclosure of such Confidential Information to the Receiving Party; or (iii) in regards to particular Confidential Information which is protected by the Disclosing Party as “trade secret” information, as those terms are defined by the laws of the State of California, and to the extent that the Disclosing Party notifies the Receiving Party of the trade secret status of such particular Confidential Information, the date upon which such particular Confidential Information loses its trade secret status; and

(b) Receiving Party shall take all reasonable steps as are necessary to prevent the unauthorized disclosure of Confidential Information to third parties; and

(c) Receiving Party shall not utilize Confidential Information except for the express purposes of: (i) performing or exercising its rights under this Agreement; (ii) for use in obtaining approval by the FDA and any other governmental approval entities; or (iii) as otherwise expressly permitted in this Agreement, unless it obtains Disclosing Party’s prior written consent to such utilization and

(d) Receiving Party may disclose Confidential Information to its agents, consultants, collaborators and clinical investigators only to the extent necessary to fulfill its obligations and exercise its rights under this Agreement, file and prosecute patent applications, comply with governmental and regulatory standards, guidelines, or requirements, or as otherwise expressly provided in this Agreement, provided such party(s) agrees to be bound by the terms of this Section 8.1.

8.2. Exceptions. The commitments set forth in Section 8.1 shall not extend to any information disclosed by one party to the other party if one or more of the following conditions should exist:

(a) information which is now or becomes a part of the public domain without the fault of Receiving Party;

(b) information which Receiving Party can reasonably demonstrate through written documentation was already known to Receiving Party at the time of disclosure;

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(c) information which is subsequently disclosed to Receiving Party by a third party having no obligation of confidentiality to Disclosing Party or its representatives;

(d) information which is independently developed by or for Receiving Party and Receiving Party can prove this by documentary evidence; or

information which is required by law, regulation, rule, act or order of any governmental authority to be disclosed. Receiving Party shall give Disclosing Party timely, prior notification if it intends to disclose any Confidential Information pursuant to the terms of the preceding sentence in order that Disclosing Party shall have an opportunity to intervene to limit or prevent disclosure of such Confidential Information; Receiving Party shall disclose only the minimum Confidential Information required to be disclosed in order to comply with its disclosure obligations.

8.3. Transfer of Confidential Information. Any Confidential Information disclosed or otherwise developed by the Disclosing Party and which by operation of assignment, exclusive license or otherwise, becomes the property of or may be solely used by or on behalf of the Receiving Party shall be treated thereafter as the Confidential Information of the Receiving Party for all purposes hereof, including without limitation in accordance with Section 8.

9.	REPRESENTATIONS AND WARRANTIES.

9.1. Representations and Warranties of Stellartech. Stellartech hereby represents and warrants to AtriCure, Inc. as follows:

(a) Organization and Good Standing. Stellartech is a corporation duly organized and validly existing under the laws of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Power, Authorization and Validity. No filing, authorization or approval with or from governmental authorities by Stellartech, other than as provided hereunder or under the Development Agreement, is necessary to enable Stellartech to enter into, and to perform, its obligations under this Agreement. This Agreement is the valid and binding obligation of Stellartech, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of Stellartech, as currently in effect; (ii) any Product or contract to which Stellartech is a party or by which Stellartech is bound; or (iii) to the best knowledge of Stellartech, any judgment, writ, decree, order, statute, rule or regulation applicable to Stellartech or its assets or properties in any material respect including without limitation the FDA rules and regulations.

(c) Litigation. Stellartech has not received notice of any action, proceeding, claim or investigation pending against Stellartech before any court or administrative agency that if determined adversely to Stellartech may be expected to have a material adverse effect on the present or future operations or financial condition of Stellartech. To the best knowledge of Stellartech, no such action, proceeding, claim or investigation has been threatened.

(d) Intellectual Property. Stellartech to the best of its knowledge owns or has sufficient rights, and/or has transferred to AtriCure, Inc. sufficient rights under the Development Agreement, to use all Intellectual Property rights as shall be required for the performance by Stellartech of its obligations hereunder. To the best of Stellartech’s knowledge, the business of Stellartech as shall be required for the performance by Stellartech of its obligations hereunder does not cause Stellartech, and shall not cause AtriCure, Inc., by use of Stellartech as an Product and Parts manufacturer and supplier to AtriCure, Inc. as provided herein, to infringe or violate any of the Intellectual Property rights of any other person, and Stellartech has not received any claim or notice of infringement or potential infringement of the Intellectual Property of any other person. To the best knowledge of Stellartech, Stellartech is not using any confidential information or trade secrets of any former employer of any past or present Stellartech employees or consultants.

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9.2. Representations and Warranties of AtriCure, Inc.. AtriCure, Inc. hereby represents and warrants to Stellartech as follows:

(a) Organization and Good Standing. AtriCure, Inc. is a corporation duly organized and validly existing under the laws of Delaware, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Power, Authorization and Validity. No filing, authorization or approval with or from governmental authorities by AtriCure, Inc., other than as provided hereunder this Agreement or under the Development Agreement, is necessary to enable AtriCure, Inc. to enter into, and to perform, its obligations under this Agreement. This Agreement is the valid and binding obligation of AtriCure, Inc., enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of AtriCure, Inc., as currently in effect; (ii) any Product or contract to which AtriCure, Inc. is a party or by which AtriCure, Inc. is bound; or (iii) to the best knowledge of AtriCure, Inc., any judgment, writ, decree, order, statute, rule or regulation applicable to AtriCure, Inc. or its assets or properties in any material respect.

(c) Litigation. AtriCure, Inc. has not received notice of any action, proceeding, claim or investigation pending against AtriCure, Inc. before any court or administrative agency that if determined adversely to AtriCure, Inc. may be expected to have a material adverse effect on the present or future operations or financial condition of AtriCure, Inc.. To the best knowledge of AtriCure, Inc., no such action, proceeding, claim or investigation has been threatened.

(d) Intellectual Property. AtriCure, Inc. to the best of its knowledge, and subject to Section 9.1(d), owns or has sufficient rights to use all Intellectual Property rights as shall be required for the performance by AtriCure, Inc. of its obligations hereunder. To the best of AtriCure, Inc.’s knowledge, the business of AtriCure, Inc. as shall be required for the performance by AtriCure, Inc. of its obligations hereunder does not cause AtriCure, Inc., and shall not cause Stellartech, by AtriCure, Inc.’s use of Stellartech as an Product and Parts manufacturer and supplier to AtriCure, Inc. as provided herein, to infringe or violate any of the Intellectual Property rights of any other person, and AtriCure, Inc. has not received any claim or notice of infringement or potential infringement of the Intellectual Property of any other person. To the best knowledge of AtriCure, Inc., AtriCure, Inc. is not using any confidential information or trade secrets of any former employer of any past or present AtriCure, Inc. employees or consultants.

9.3. Product Warranty. In conjunction with and in addition to, where appropriate, Stellartech’s obligations to repair and replace Products or Parts as set forth in Section 3.2, Stellartech shall extend to AtriCure, Inc. and its end-user customers a products warranty on the intended use for Products and Parts, which warranty shall be according to the terms set forth in a separate Service Agreement. Warranty information is covered under a separate Service Agreement. Such warranty shall provide, at a minimum, that Stellartech shall, at the expense of Stellartech, including outbound shipping and insurance costs, repair or replace Products and Parts found defective upon receipt by AtriCure, Inc. or found defective by the end-user during the relevant warranty period.

10.	REMEDIES.

10.1. Indemnity by AtriCure, Inc. AtriCure, Inc. shall, at its expense, defend and indemnify Stellartech and Stellartech’s directors, officers, employees, consultants, agents, shareholders and customers (“Stellartech Indemnitee(s)”), in any suit, claim or proceeding brought against any such Stellartech Indemnitee that is: (i) due to a breach of AtriCure, Inc.’s representations or warranties hereunder; or (ii) due to the sale or use of any Product or Part, including but not limited to such liability arising from a defect in the manufacture or design of such Product or Part or arising from a claim of Intellectual Property rights infringement unless there is evidence of gross negligence by Stellartech. Stellartech shall promptly notify AtriCure, Inc. of any such suit, claim,

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proceeding or related allegation known to Stellartech. AtriCure, Inc. shall be given reasonable assistance from Stellartech and shall be permitted the exclusive control of the defense. Further, to the extent AtriCure, Inc. is required hereunder to indemnify such Stellartech Indemnitees, AtriCure, Inc. shall pay any damages and costs finally awarded against any such Stellartech Indemnitee in any such suit, claim, or proceeding by reason of any such liability, but AtriCure, Inc. shall have no liability for settlements or costs incurred without its written consent.

10.2. Insurance. Stellartech shall at all times during the term hereof obtain and maintain, at Stellartech’s expense, fire and casualty, general liability, business interruption, and product liability insurance relating to the business of Stellartech, taking into account Stellartech’s respective obligations under this Agreement, and taking into account the nature of the Products and Parts, in amounts (including without limitation, tail coverage) customary for its industry and size, with reputable insurers, with respect to such product liability insurance. In particular, Stellartech shall obtain and maintain product liability coverage with respect to the Products in an amount, and with such coverage, and for such periods of time, as are customary, within the industry within which the Products would be considered to be included by national-level United States medical products insurers, according to the type of product so considered and according to the particular use (i.e., clinical or commercial) to which the Products shall be used in the jurisdiction to which such insurance relates.

11.	TERM AND TERMINATION.

11.1. Term. The initial term of this Agreement shall be for the period commencing on the Effective Date hereof, and, unless sooner terminated as provided in this Agreement, continuing for a period of three (3) years thereafter, and the term hereof shall be automatically renewed thereafter for successive one (1) year terms, unless either AtriCure, Inc. or Stellartech gives the other written notice of termination at least one hundred and eighty (180) days before the end of the then-current term, or unless otherwise sooner terminated as provided in this Agreement.

11.2. AtriCure, Inc.’s Right to Terminate Upon Occurrence of Triggering Events. AtriCure, Inc. may, at its sole election, and upon notice to Stellartech terminate this Agreement immediately upon occurrence of any of the following events:

(a) Chronic Failure to Comply with Terms. As reasonably determined by AtriCure, Inc., in its sole discretion, Stellartech repeatedly fails to perform as contemplated under this Agreement, including but not limited to: repeatedly manufacturing and supplying defective Products or Parts to AtriCure, Inc. or to other third parties on AtriCure, Inc.’s behalf; or repeatedly failing to provide such Products or Parts according to the terms of purchase orders accepted by Stellartech; or repeatedly failing to accept reasonable purchase orders in accordance with prior purchase orders or in accordance with prospective manufacturing and/or supply forecasts agreed to between the parties prior to such repeated failures.

(b) Completion of Requirements Period. AtriCure, Inc. completes its performance in acquiring the apportioned share of Products from Stellartech, as provided under Section 3.1 above; or

(c) Failure to Provide Adequate Assurance of Performance. Stellartech fails to provide an adequate Assurance as provided under Section 4.5(a) above; or

(d) Development Agreement. Development Agreement is terminated for any reason prior to completion; or

(e) Stellartech Discontinue Notice. Stellartech delivers to AtriCure, Inc. a Stellartech Discontinue Notice under Section 11.5; or

(f) Bankruptcy. Proceedings are commenced by or against Stellartech for bankruptcy, insolvency or debtor’s relief or Stellartech is liquidated or dissolved; or

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(g) Regulatory Issues. Stellartech fails to comply with regulatory standards, guidelines, or requirements as contemplated under this Agreement and as determined by either (1) AtriCure, Inc., or any of its employees, consultants, or agents vested by AtriCure, Inc. with the responsibility for auditing and/or inspecting for Stellartech’s regulatory compliance, subject to Stellartech’s right to cure under Section 3.5; or (2) an agent of any Regulatory Body. Stellartech shall be considered to fail to comply with a regulatory standard, guideline, or requirement for the purpose of this Section 10.2(g) in the following circumstances (without limitation): (i) Stellartech loses any certification, approval, or clearance necessary to lawfully manufacture and/or supply the Products and/or any Part; or (ii) Stellartech’s manufacturing operations relating to Products and/or Parts are shut down, suspended, or delayed by a Regulatory Body for failure to comply with applicable regulations, and either any such interruption exceeds 30 consecutive calendar days or there more than five (5) separate occurrences of such interruption in any one year period; or (iii) Stellartech’s conduct or inaction with relation to regulatory compliance does or could impair or endanger the ability of AtriCure, Inc. to obtain, sell, or use Products and/or Parts from Stellartech, or otherwise conduct its business, as contemplated by this Agreement.

11.3. Stellartech’s Right to Terminate Upon Occurrence of Triggering Events. Stellartech may, at its sole election, and upon notice to AtriCure, Inc. terminate this Agreement if proceedings are commenced by or against AtriCure, Inc. for bankruptcy, insolvency or debtor’s relief, or if AtriCure, Inc. is liquidated or dissolved.

11.4. Rights to Terminate for Material Breach. Except as otherwise provided expressly herein to the contrary, either party hereto may terminate this Agreement by notice to the other if the other party materially breaches this Agreement and such breach remains uncured for a reasonable period not to exceed sixty (60) days following delivery to the breaching party of a written notice of such breach and setting forth in reasonable detail the nature of the breach.

11.5. Rights to Terminate for Convenience. Stellartech may terminate this Agreement and discontinue the manufacture or supply of Products hereunder at any time, provided however that Stellartech shall give at least six (6) months prior written notice thereof to AtriCure, Inc. (“Stellartech Discontinue Notice”). AtriCure, Inc. may terminate this Agreement at any time, subject to the following limitations:

(a) AtriCure, Inc. shall give Stellartech written notice at least six (6) months prior to such termination (“AtriCure, Inc. Discontinue Notice”); and

(b) so long as AtriCure, Inc. continues in the business of manufacturing or supplying Products, and unless another ground for termination may be established other than under this Section 11.5, then AtriCure, Inc. may not terminate under this Section 11.5 until after meeting all of its obligations to order Products from Stellartech as provided under Section 3.1 and otherwise hereunder.

11.6. Fulfillment of Orders Upon Termination or Expiration; Payments Upon Termination. Any termination of this Agreement, or expiration of the term hereof, shall not relieve Stellartech from the obligation of fulfilling all outstanding purchase orders from AtriCure, Inc. accepted by Stellartech prior to the date of termination; provided, however, that if termination is as a result of breach by AtriCure, Inc. of its obligation to pay amounts due hereunder to Stellartech, which amounts are accounted for and invoiced to AtriCure, Inc. according to the terms of this Agreement, Stellartech may demand from AtriCure, Inc. commercially reasonable assurance of payment, such as prepayment or letters of credit, prior to shipment of Products and/or Parts by Stellartech, to ensure payment for such post-termination fulfillment of orders.

11.7. Transition Assistance. In the event of any termination of this Agreement for any reason, including without limitation any breach by Stellartech or by AtriCure, Inc., except excluding any termination by AtriCure, Inc. for convenience under Section 11.5, and if after such termination AtriCure, Inc. is not, by virtue of the application of the terms of this Agreement, able to manufacture, or have manufactured Products or relevant Parts without active assistance from Stellartech, then Stellartech shall render such commercially reasonable assistance, as AtriCure, Inc. may reasonably request of Stellartech, in order to assist AtriCure, Inc. in identifying qualified

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manufacturers of Products and relevant Parts, and in transitioning any and all materials, methods, equipment, and supporting documentation necessary to manufacture of such substitute Products or relevant Parts as soon as possible. All trade secret and proprietary technologies including, but not limited to, software source code shall be placed into escrow with an escrow agent acceptable to both Stellartech and AtriCure. Such Stellartech assistance shall be paid for by AtriCure, Inc. according to the cost basis provided under Exhibit A.

11.8. Survival. The rights and obligations under the following Sections, and as limited hereunder, shall survive termination of this Agreement and shall remain in effect into perpetuity in accordance with their terms: Sections 1, 3.4 (to the extent AtriCure, Inc. requires information from Stellartech in relation to Products manufactured by Stellartech), Section 3.5 (only in relation to information regarding Products manufactured under this Agreement), 3.6, 3.7, 8, 9, 10,11,12, and 13.

12.	DISPUTE RESOLUTION.

12.1. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof except for the matters addressed in Section 13.11, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in California, and in rendering the award the arbitrator must apply the substantive law of California (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS.

13.	GENERAL.

13.1. Amendment; Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. Waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.2. Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

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13.3. Notices. Notices, consents, requests or approvals under this Agreement shall be sufficient only if made in writing and personally delivered; or delivered by a major commercial rapid delivery courier service; or mailed by certified or registered mail, return receipt requested; or faxed and subsequently followed by delivery of an original writing; in each case to the parties’ addresses first set forth above or as amended by notice pursuant to this Section 13.3. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

13.4. Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

13.5. Reformation. If any provision of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable as applied to any particular facts or circumstances, then: (i) the validity and enforceability of such provision as applied to any other particular facts or circumstances shall not in any way be affected or impaired thereby; and (ii) such provision shall be reformed without further action by the parties and only to the extent necessary to make such provision valid and enforceable when applied to such particular facts and circumstances.

13.6. Relationship of Parties. The parties hereto expressly understand and agree that the other party is an independent contractor in the performance of each and every part of this Agreement. Each party (the “Indemnifying Party”) is solely responsible for all of its employees and its labor costs and expenses arising in connection with this Agreement and is responsible for and shall indemnify the other party from any and all claims, liabilities, damages, debts, settlements, costs, attorneys’ fees, expenses, and liabilities arising out of conduct or omissions of the Indemnifying Party’s employees relating to personal injury or workman’s compensation.

13.7. Assignment. The rights and obligations of the parties hereto are personal in nature and may not be assigned without the other party’s prior written consent, except in connection with a sale or transfer of all or substantially all of the business or assets of the assigning party pertaining to the subject matter hereof, whether by merger, reorganization, acquisition or otherwise.

13.8. Publicity and Press Releases. Except to the extent necessary under applicable laws the parties agree that no press releases or other publicity relating to the substance of the matters contained herein shall be made without joint approval, which approval shall not be unreasonably withheld.

13.9. Force Majeure. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

13.10. Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

13.11. The parties contemplate and agree that irreparable injury may result and damages may be difficult to ascertain in the event that certain provisions of this Agreement are breached, and therefore agree that equitable relief such as injunctions or specific performance may be sought, in addition to other remedies available under law or equity, in order to adequately enforce such provisions, including but not limited to the following: (i) enforcing the provisions protecting Confidential Information under Section 8; and (ii) compelling Stellartech’s

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performance according to Section 3 in the event that AtriCure, Inc. can not adequately seek Substitute Performance or can not otherwise find adequate cover such that AtriCure, Inc. would be otherwise unable to conduct business as contemplated hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives below as of the date first written above.

Stellartech Research Corporation		AtriCure, Inc.

By		By
Name	Roger A. Stern, Ph.D.	Name	David J. Drachman
Title	President	Title	Chief Executive Officer

Date:	June 16, 2005	Date:	6/16/05

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EXHIBIT A

TIME-AND-MATERIALS COST BASIS

A. Engineering, Design, and Prototyping Rates. Stellartech will bill for design and development services at the following rates.

Administrative Services	$	[	*]/hr
Assembly	$	[	*]/hr	Documentation/Drafting	$	[	*]/hr
Technician	$	[	*]/hr	Industrial/Graphic Design	$	[	*]/hr
Engineer	$	[	*]/hr	Senior Engineer	$	[	*]/hr
Senior Project Manager	$	[	*]/hr	Senior Executive Manager	$	[	*]/hr

Stellartech agrees to hold these prices constant through December 31, 2006. Rate increases may not exceed [*] percent ([*]%) in any given twelve (12) month period without prior written consent of Company. AtriCure has the option to deal directly with Stellartech vendors on non operational issues when agreed upon by Stellartech in writing. Materials and components, out-of-pocket expenses, and outside services are billed at cost plus [*]%. Out-of-town trips are charged at ten (10) hours per day.

•	Product Transfer Pricing

Atricure will commit to ordering at least 400 units during an 18 month calendar period (starting on January 2004). Stellartech will commit to a transfer price of $[*] per unit for units shipped during the term of this agreement.

•	Pricing will be $[*] per unit after 400 units are purchased for the balance of 2005.

•	Pricing will remain at $[*] per unit for 2006, if AtriCure maintains a quarterly purchase quantity of (50) units.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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